EXHIBIT (a)(1)(I)

Dear Celera Employees:

You may have recently received an email communication from E*TRADE regarding your shares of Celera Corporation (“Celera”) common stock and the current tender offer by Quest Diagnostics Incorporated (“Quest Diagnostics”) pursuant to the Merger Agreement (the “Merger Agreement”) dated as of March 17, 2011 by and among Quest Diagnostics, Spark Acquisition Corporation, a wholly-owned subsidiary of Quest Diagnostics, and Celera.

The Board of Directors of Celera has approved the tender offer, the merger with Quest Diagnostics and the other transactions contemplated by the Merger Agreement and has recommended that the stockholders of Celera accept the tender offer and tender their shares in the tender offer. You can read more about the transaction, the tender offer and the determination of our Board in Celera’s Solicitation / Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) and Quest Diagnostics’ tender offer statement on Schedule TO (“Schedule TO”), each filed with the Securities and Exchange Commission on March 28, 2011, as amended.

It is your personal decision whether to tender your shares on the terms and conditions outlined in the Merger Agreement and as summarized in the Schedule 14D-9, the Schedule TO and related materials. If you choose to tender your shares in the tender offer, you may do so by following the instructions set forth in the email communication from E*TRADE (or, if your shares are registered in your name or held through another broker, dealer or other intermediary, by following the instructions included in the related tender offer materials that will be mailed to you with the Schedule TO). Subject to the terms and conditions in the Merger Agreement, the tender offer is initially scheduled to expire at 5:00 pm (New York City time) on April 25, 2011.

Although Celera’s insider trading policy continues to apply during the tender offer period, employees are not restricted from tendering their shares in the tender offer as described above.

Additional Information about the Transaction and Where to Find It

This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) that was filed by Quest Diagnostics Incorporated (“Parent”) and Spark Acquisition Corporation, a wholly-owned subsidiary of Parent (“Purchaser”), with the Securities and Exchange Commission (“SEC”) on March 28, 2011. In addition, on March 28, 2011, Celera Corporation (the “Company”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9, and related materials with respect to the tender offer, free of charge from the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Media and Investors” section of the Company’s website at www.celera.com.

Forward-Looking Statements

This communication contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the ability of Parent, Purchaser, and the Company to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of the Company, as well as other risks detailed in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 25, 2010. The reader is cautioned not to unduly rely on these forward-looking statements. The Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.